Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE SECOND QUARTER OF FISCAL YEAR 2014

Continued New Customer Wins and Revenue Diversification
Spokane Valley, WA— January 28, 2014 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the three months ended December 28, 2013.The Company's actual results were in line with its previous guidance.
For the second quarter of fiscal year 2014, Key Tronic reported total revenue of $78.3 million, compared to $94.6 million in the same period of fiscal year 2013. For the first six months of fiscal year 2014, total revenue was $156.2 million, compared to $192.1 million in the same period of fiscal year 2013.
Net income for the second quarter of fiscal year 2014 was $3.1 million or $0.28 per diluted share, compared to $3.6 million or $0.33 per diluted share for the same period of fiscal year 2013. Results for the second quarter of fiscal year 2014 include a one-time tax benefit of approximately $1.5 million or $0.13 per diluted share due to changes in Mexico’s tax laws enacted in December of 2013. For the first six months of fiscal year 2014, net income was $4.8 million or $0.44 per diluted share, compared to $7.3 million or $0.67 per diluted share for the same period of fiscal year 2013.
For the second quarter of fiscal year 2014, gross margin was 9% and operating margin was 3%, compared to 10% and 6%, respectively, in the same period of fiscal year 2013.
“During the second quarter and moving into the third quarter of fiscal year 2014, many new programs continue to ramp up, despite greater than anticipated reductions in orders from some of our large, longstanding customers,” said Craig Gates, President and Chief Executive Officer. “We currently expect to see sequential growth either during the fourth quarter of fiscal year 2014 or the first quarter of fiscal year 2015, as growing revenue from several new customers should offset and then exceed the revenue reductions in recent periods by certain large customers.”
“At the end of the second quarter of fiscal year 2014, we were generating revenue from 190 separate programs and had 57 distinct customers, up from 169 programs and 52 customers a year ago. Furthermore, we continued to diversify our future revenue base during the second quarter by winning two new programs from new customers involving consumer dental hygiene products and consumer home products. The pipeline of potential new business remains very robust and we’re investing in the expansion of our new sheet metal fabrication business to capitalize on a growing number of opportunities related to this capability.”

Business Outlook
For the third quarter of fiscal year 2014, the Company expects to report revenue in the range of $73 million to $78 million, and earnings in the range of $0.13 to $0.18 per diluted share. The expected earnings range assumes an effective tax rate of 32%.
Conference Call
Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 877-941-0844 or +1-480-629-9835. A 48-hour replay will be available by calling 800-406-7325 or +1 303 590 3030 (Access Code: 4660975). A replay will also be available on the Company’s Web site.
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world's leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company's statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2014. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers' forecasts; success of customers' programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company's SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Net sales	$78,250	$94,567	$156,224	$192,075
Cost of sales	71,300	85,071	142,652	173,104
Gross profit	6,950	9,496	13,572	18,971
Research, development and engineering expenses	1,421	1,225	2,767	2,475
Selling, general and administrative expenses	3,163	2,939	5,979	5,468
Total operating expenses	4,584	4,164	8,746	7,943
Operating income	2,366	5,332	4,826	11,028
Interest expense, net	16	92	38	208
Income before income taxes	2,350	5,240	4,788	10,820
Income tax (benefit) provision	(764)	1,661	(31)	3,497
Net income	$3,114	$3,579	$4,819	$7,323
Net income per share — Basic	$0.30	$0.34	$0.46	$0.70
Weighted average shares outstanding — Basic	10,530	10,489	10,519	10,487
Net income per share — Diluted	$0.28	$0.33	$0.44	$0.67
Weighted average shares outstanding — Diluted	10,932	10,899	10,925	10,864

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 28, 2013	June 29, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,433	$10,819
Trade receivables, net	51,435	47,009
Inventories	47,065	44,664
Deferred income tax asset	1,602	1,767
Other	7,798	7,508
Total current assets	109,333	111,767
Property, plant and equipment—net	20,182	17,911
Other assets:
Deferred income tax asset	3,267	3,179
Other	2,150	2,273
Goodwill	1,639	—
Other intangibles	2,207	—
Total other assets	9,263	5,452
Total assets	$138,778	$135,130
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$27,779	$26,400
Accrued compensation and vacation	5,913	7,413
Current portion of other long-term obligations	196	576
Other	4,358	3,551
Total current liabilities	38,246	37,940
Long-term liabilities:
Deferred income tax liability	—	1,585
Other long-term obligations	722	1,445
Total long-term liabilities	722	3,030
Total liabilities	38,968	40,970
Shareholders' equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,533 and 10,502 shares, respectively	43,888	43,369
Retained earnings	54,297	49,478
Accumulated other comprehensive income	1,625	1,313
Total shareholders' equity	99,810	94,160
Total liabilities and shareholders’ equity	$138,778	$135,130

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